Exhibit 99.4

HUB INTERNATIONAL LIMITED
Unaudited Pro Forma Consolidated Statement of Earnings (1)

	For the year ended December 31, 2002

	Hub International	Fifth Third Insurance
	Limited	Services, Inc.	Pro Forma

	(in thousands of U.S. dollars, except per share amounts)
Revenue
Commission income	$200,792	$24,164	$224,956
Contingent commissions and volume overrides	11,464	1,606	13,070
Other	7,704	287	7,991

	219,960	26,057	246,017

Expenses
Compensation	118,678	15,228	133,906
Selling, occupancy and administration	44,932	3,366	48,298
Depreciation	5,492	229	5,721
Interest expense	7,317	—	7,317
Goodwill and other intangible asset amortization	1,671	42	1,713
Gain on disposal of investment held for sale, property, equipment and other assets	(2,679)	—	(2,679)
Gain on put option liability	(186)	—	(186)
Non-cash stock option compensation	1,078	—	1,078

	176,303	18,865	195,168

Net earnings before income taxes	43,657	7,192	50,849
Provision for income tax expense	14,256	2,877	17,133

Net earnings	$29,401	$4,315	$33,716
Interest on subordinated convertible debentures	2,520	—	2,520

Net diluted earnings	$31,921	$4,315	$36,236

Earnings per share
Basic	$1.27	$0.19	$1.45
Diluted	$1.06	$0.14	$1.20
Weighted average shares outstanding — Basic (000’s)	23,181	23,181	23,181
Weighted average shares outstanding — Diluted (000’s)	30,199	30,199	30,199

(1)	The amounts presented in our unaudited pro forma consolidated statement of earnings are prepared as follows: Hub International Limited amounts are in accordance with Canadian generally accepted accounting principles (Canadian GAAP); Fifth Third Insurance Services, Inc. amounts are in accordance with United States generally accepted accounting principles (U.S. GAAP). There are no material differences between Canadian GAAP and U.S. GAAP as it relates to the amounts for Fifth Third Insurance Services, Inc.